Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FIRST QUARTER 2023 FINANCIAL RESULTS

Plant-Based revenue grew 9.3% (excluding the divested Sunflower business)

Consolidated gross profit margin increased 80 basis points, or 320 basis points adjusted for start-up costs

Net earnings from continuing operations of $1.4 million vs. $1.0 million a year ago

Adjusted EBITDA increased 50.5% to $23.6 million

Reaffirms 2023 Outlook

Minneapolis, Minnesota - May 10, 2023 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a U.S.-based global pioneer fueling the future of sustainable, plant-based and fruit-based foods and beverages, today announced financial results for the first quarter ended April 1, 2023.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

First Quarter 2023 highlights:

  Excluding the divested sunflower business, total company revenues of $223.9 million were up 0.4% from the prior year period. Plant-Based Foods and Beverages revenues increased by 9.3%, partially offset by a 9.7% decline in Fruit-Based Foods and Beverages revenues.

  The Plant-Based Foods and Beverages segment revenue growth was led by a 25% increase in plant-based milk products, partially offset by declines in lower margin broth and ingredients.

  Gross profit margin was up 80 basis points on a reported basis and improved 320 basis points to 15.2% adjusted for startup costs related to the new Texas plant.

  Earnings from continuing operations were $1.4 million compared to $1.0 million in the prior year period.

  Adjusted earnings¹ attributable to common shareholders were $6.0 million or $0.05 per diluted common share, compared to adjusted earnings of $0.9 million or $0.01 per diluted common share in the prior year period.

  Adjusted EBITDA¹ of $23.6 million, was up 50.5% versus $15.7 million. As a percentage of revenue, adjusted EBITDA was 10.5% compared to 6.5% in the prior year period.

"We delivered another quarter of significant increase in profitability as margin-focused portfolio optimization and revenue expansion initiatives continue to flow through to profit," said Joe Ennen, Chief Executive Officer.  "We continue to have strong momentum in our businesses by leveraging our value proposition of operating expertise, available capacity and strong R&D and innovation capabilities.  Plant-based milk products revenue increased 25% year-over-year including an 89% increase in oat.  This growth was broad-based from a customer perspective and all go-to-market approaches were positive.  Strong plant-based operational execution continues, as evidenced by a gross profit margin of 20%, excluding start-up costs.  To that point, production start-up at our new plant in Texas continues to be on schedule, setting the stage for strong second half growth.  We remain well positioned competitively, confident in our outlook for 2023, and steadfast in our focus on Fueling the Future of Food."

First Quarter 2023 Results

Excluding the divested sunflower business, total company revenues of $223.9 million were up 0.4% from the prior year period. Plant-Based Foods and Beverages revenues increased by 9.3%, partially offset by a 9.7% decline in Fruit-Based Foods and Beverages revenues.

The Plant-Based Foods and Beverages segment generated revenues of $129.4 million, a decrease of 4.5% compared to $135.5 million in the first quarter of 2022.  Excluding the impact of our sunflower business, which was divested in October, revenue from Plant-Based Foods and Beverages increased 9.3%, with pricing accounting for 10.2% of the growth, partially offset by an unfavorable volume/mix impact of 0.9%.  Volume reflected continued penetration and strength in oat-based offerings, coconut and soy milks, and teas, slightly more than offset by declines in broth and ingredients.

The Fruit-Based Foods and Beverages segment generated revenues of $94.5 million, a decrease of 9.7% compared to $104.7 million in the first quarter of 2022. Pricing increased 1.3% reflecting actions to offset inflationary pressures on fruit inventories and operating expenses, while volume/mix declined 11.0% driven by lower demand for frozen fruit, the impact of one-time incremental volumes from a frozen fruit customer in 2022 that did not recur, partially offset by strong demand and higher pricing for fruit snacks, as well as incremental sales from our line of smoothie bowls.

Gross profit of $28.2 million for the first quarter was relatively flat compared to the prior year period.  As a percentage of revenues, gross profit margin was 12.6% compared to 11.8% in the first quarter of 2022, an increase of 80 basis points, as reported. Gross profit in the Plant-Based Foods and Beverages segment was essentially flat at $20.2 million, while gross margin increased 60 basis points to 15.6%. Excluding the impact of start-up costs related to the new plant in Midlothian, Texas, adjusted gross margin for the Plant-Based Foods and Beverages segment was 20.0% in the first quarter of 2023, compared to 15.3% in the first quarter of 2022.  The 470-basis point increase in adjusted gross margin reflected an approximately 170 basis point improvement following the sale of our lower-margin sunflower commodity business, impacts from pricing actions taken in 2022 and the positive gross margin impact of a mix shift in our plant-based ingredient operations with increased internal use of oat base to support our beverage business and lower external sales. Gross profit in the Fruit-Based Foods and Beverages segment of $8.0 million, was flat compared to the prior year period, while gross margin increased 80 basis points to 8.5% mainly driven by strong revenue growth in fruit snacks, partially offset by a higher mix of lower margin bulk frozen fruit sales.

Segment operating income¹ was $2.5 million, or 1.1% of revenue in the first quarter of 2023, compared to segment operating income of $4.0 million, or 1.7% of revenues in the first quarter of 2022. The decrease in segment operating income was driven by increased SG&A due to higher stock-based incentive compensation expense and business development costs partially offset by a $1.7 million foreign exchange benefit.

Earnings attributable to common shareholders for the first quarter of 2023 were $0.7 million, or $0.01 per diluted common share, compared to income of $3.8 million, or $0.04 per diluted common share during the first quarter of 2022.

Adjusted earnings¹ in the first quarter of 2023 were $6.0 million or $0.05 per common share, compared to adjusted earnings of $0.9 million or $0.01 per common share in the first quarter of 2022.

Adjusted EBITDA¹ was $23.6 million or 10.5% of revenue in the first quarter of 2023, compared to $15.7 million or 6.5% of revenue in the first quarter of 2022.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

As of April 1, 2023, SunOpta had total assets of $878.1 million and total debt of $326.2 million compared to total assets of $855.9 million and total debt of $308.5 million at year end fiscal 2022.  During the first quarter of 2023, cash provided by operating activities was $3.9 million compared to $15.5 million during the first quarter of 2022. Investing activities of continuing operations consumed $25.5 million of cash during the first quarter of 2023 versus $24.5 million in the prior year, primarily driven by investments in capacity expansion projects.

2023 Outlook2

For fiscal 2023, the Company reaffirms its outlook:

($ millions)	2023 Outlook	Growth
Revenue	$1,000 - 1,050	7% - 12%
Adj. EBITDA	$97 - 103	16% - 23%

Excluding $57.9 million of revenue in 2022 related to the divested Sunflower business, expected revenue growth rates in 2023 are between 14% - 20%.

Conference Call

SunOpta plans to host a conference call at 5:30 P.M. Eastern time on Wednesday, May 10, 2023 to discuss the first quarter financial results. After opening remarks, there will be a question-and-answer period. Investors interested in listening to the live webcast can access a link on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly here. A replay of the webcast will be archived and can be accessed for approximately 90 days on the Company's website. This call may be accessed with the toll free dial-in number dial (888) 440-4182 or International dial-in number (646) 960-0653 using Conference ID:  8338433.

¹ See discussion of non-GAAP measures

2 The Company has included certain forward-looking statements about future financial performance that include non-GAAP financial measures, including Adjusted EBITDA. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. Historically, management has excluded the following items from certain of these non-GAAP measures, and such items may also be excluded in future periods and could be significant amounts.

  Expenses related to the acquisition or divestiture of businesses or assets, including business development costs, impairment of assets, integration costs, severance, retention costs and transaction costs;
  Start-up costs of new facilities and equipment;
  Charges associated with restructuring and cost saving initiatives, including but not limited to asset impairments, accelerated depreciation, severance costs and lease abandonment charges;
  Asset impairment charges and facility closure costs;
  Legal settlements or awards; and
  The tax effect of the above items.

About SunOpta Inc.

SunOpta (Nasdaq:STKL) (TSX:SOY) is a U.S.-based, global pioneer fueling the future of sustainable, plant-based and fruit-based food and beverages. Founded nearly 50 years ago, SunOpta manufactures natural, organic and specialty products sold through retail and foodservice channels. SunOpta operates as a manufacturer for leading natural and private label brands, and also proudly produces its own brands, including SOWN ®, Dream®, West LifeTM and Sunrise Growers®. For more information, visit www.sunopta.com, LinkedIn and Twitter.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our belief that production start-up at our plant in Texas continues to be on schedule and the anticipated amount and growth of both revenues and adjusted EBITDA for fiscal 2023. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "continue", "expect", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "potential", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the impact of the current macroeconomic environment, including the effects of elevated inflation, higher interest rates, and shifts in consumer demand on the Company's business and financial results; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; and the Company's expectations regarding commodity pricing, margins and hedging results. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential construction delays or production issues due to labor shortages or disruptions, inability to secure necessary supplies and materials on a timely basis or at favorable prices; adverse weather conditions and similar risks; potential loss of suppliers and customers as well as supply chain, logistics and other disruptions resulting from or related to COVID-19; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Contacts:

Investor Relations:

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Media Relations:

Konnect Agency

213-988-8344

sunopta@konnectagency.com

Source: SunOpta Inc.

SunOpta Inc.

Consolidated Statements of Operations

For the quarters ended April 1, 2023 and April 2, 2022

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended
	April 1, 2023	April 2, 2022
	$	$

Revenues	223,880	240,173

Cost of goods sold	195,677	211,817

Gross profit	28,203	28,356

Selling, general and administrative expenses	25,430	22,210
Intangible asset amortization	2,446	2,612
Other expense, net	35	287
Foreign exchange gain	(2,211)	(472)

Earnings from continuing operations before the following	2,503	3,719

Interest expense, net	5,812	2,530

Earnings (loss) from continuing operations before income taxes	(3,309)	1,189

Income tax expense (benefit)	(4,686)	187

Earnings from continuing operations	1,377	1,002
Earnings from discontinued operations	-	3,566
Net earnings	1,377	4,568

Dividends and accretion on preferred stock	(704)	(755)

Earnings attributable to common shareholders	673	3,813

Basic and diluted earnings per share
Earnings from continuing operations	0.01	0.00
Earnings from discontinued operations	-	0.03
Earnings attributable to common shareholders(1)	0.01	0.04

Weighted-average common shares outstanding (000s)
Basic	110,014	107,399
Diluted	113,107	108,359

(1) The sum of individual per share amounts may not add due to rounding.

SunOpta Inc.

Consolidated Balance Sheets

As at April 1, 2023 and December 31, 2022

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars)

	April 1, 2023	December 31, 2022
	$	$

ASSETS
Current assets
Cash and cash equivalents	910	679
Accounts receivable	86,124	74,903
Inventories	200,557	207,047
Prepaid expenses and other current assets	15,239	15,688
Income taxes recoverable	3,896	4,040
Total current assets	306,726	302,357

Property, plant and equipment, net	339,529	322,391
Operating lease right-of-use assets	81,097	82,564
Intangible assets, net	133,200	135,646
Goodwill	3,998	3,998
Deferred income taxes	8,562	3,712
Other assets	5,013	5,184

Total assets	878,125	855,852

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	112,944	108,511
Notes payable	5,229	-
Income taxes payable	404	957
Current portion of long-term debt	43,807	38,491
Current portion of operating lease liabilities	13,199	13,074
Total current liabilities	175,583	161,033

Long-term debt	282,371	269,993
Operating lease liabilities	76,670	77,557
Total liabilities	534,624	508,583

Series B-1 preferred stock	14,147	28,062

SHAREHOLDERS' EQUITY
Common shares	461,132	440,348
Additional paid-in capital	21,874	33,184
Accumulated deficit	(155,015)	(155,688)
Accumulated other comprehensive income	1,363	1,363
Total shareholders' equity	329,354	319,207

Total liabilities and shareholders' equity	878,125	855,852

SunOpta Inc.

Consolidated Statements of Cash Flows

For the quarters ended April 1, 2023 and April 2, 2022

(Unaudited)

(Expressed in thousands of U.S. dollars)

	Quarter ended
	April 1, 2023	April 2, 2022
	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net earnings	1,377	4,568
Earnings from discontinued operations	-	3,566
Earnings from continuing operations	1,377	1,002
Items not affecting cash:
Depreciation and amortization	9,998	9,413
Amortization of debt issuance costs	407	375
Deferred income taxes	(4,850)	(178)
Stock-based compensation	3,892	1,629
Other	603	111
Changes in operating assets and liabilities	(7,560)	3,191
Net cash provided by operating activities of continuing operations	3,867	15,543

Investing activities
Additions to property, plant and equipment	(25,842)	(25,722)
Proceeds from sale of sunflower business	385	-
Proceeds from sale of property, plant and equipment	-	1,204
Net cash used in investing activities of continuing operations	(25,457)	(24,518)

Financing activities
Increase (decrease) in borrowings under revolving credit facilities	8,812	(10,305)
Borrowings of long-term debt	18,693	22,897
Repayment of long-term debt	(10,048)	(2,395)
Proceeds from notes payable	10,662	-
Repayment of notes payable	(5,433)	-
Proceeds from the exercise of stock options and employee share purchases	289	250
Payment of withholding taxes on stock-based awards	(249)	(89)
Payment of cash dividends on preferred stock	(818)	(609)
Payment of share issuance costs	(87)	-
Payment of debt issuance costs	-	(506)
Net cash provided by financing activities of continuing operations	21,821	9,243
Increase in cash and cash equivalents in the period	231	268
Cash and cash equivalent, beginning of the period	679	227
Cash and cash equivalents, end of the period	910	495

SunOpta Inc.

Segmented Information

For the quarters ended April 1, 2023 and April 2, 2022

Unaudited

(Expressed in thousands of U.S. dollars)

	Quarter ended
	April 1, 2023	April 2, 2022
	$	$
Segment revenues from external customers:
Plant-Based Foods and Beverages	129,350	135,511
Fruit-Based Foods and Beverages	94,530	104,662
Total segment revenues from external customers	223,880	240,173

Segment gross profit:
Plant-Based Foods and Beverages	20,165	20,345
Fruit-Based Foods and Beverages	8,038	8,011
Total segment gross profit	28,203	28,356

Segment operating income (loss):
Plant-Based Foods and Beverages	8,277	8,461
Fruit-Based Foods and Beverages	1,785	784
Corporate Services	(7,524)	(5,239)
Total segment operating income	2,538	4,006

Segment gross profit percentage:
Plant-Based Foods and Beverages	15.6%	15.0%
Fruit-Based Foods and Beverages	8.5%	7.7%
Total segment gross profit percentage	12.6%	11.8%

Segment operating income percentage:
Plant-Based Foods and Beverages	6.4%	6.2%
Fruit-Based Foods and Beverages	1.9%	0.7%
Total segment operating income percentage	1.1%	1.7%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that management believes are not indicative of its operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor's ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for, an analysis of the Company's results as reported under U.S. GAAP.

Adjusted Earnings

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as the Company's management. Adjusted earnings and adjusted earnings per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings and adjusted earnings per diluted share, including a reconciliation from earnings from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	April 1, 2023		April 2, 2022
		Per Share		Per Share
For the quarter ended	$	$	$	$
Earnings from continuing operations	1,377		1,002
Dividends and accretion on preferred stock	(704)		(755)
Earnings attributable to common shareholders	673	0.01	247	0.00
Adjusted for:
Start-up costs(a)	6,425		440
Business development costs(b)	731		183
Other expense, net	35		287
Net income tax effect(c)	(1,873)		(239)
Adjusted earnings	5,991	0.05	918	0.01

(a) For the first quarter of 2023, start-up costs mainly related to the ramp-up of production at our new plant-based beverage facility in Midlothian, Texas, which were recorded in cost of goods sold ($5.8 million) and SG&A expenses ($0.6 million). For the first quarter of 2022, start-up costs mainly related to the hiring and training of new employees for the Midlothian facility, together with the integration of the Dream and West Life brands, which were recorded in cost of goods sold and SG&A expenses.

(b) Represents third-party costs associated with business development activities, including costs related to the evaluation, execution, and integration of external acquisitions and divestitures, internal expansion projects, and other strategic initiatives. For the first quarters of 2023 and 2022, these costs were recorded in SG&A expenses.

(c) Reflects the tax effect of the preceding adjustments to earnings calculated based on the statutory tax rates applicable in the tax jurisdiction of the underlying adjustment.

Segment Operating Income and Adjusted EBITDA

The Company defines segment operating income as earnings from continuing operations before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income plus depreciation, amortization, stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings. The following is a tabular presentation of segment operating income and adjusted EBITDA, including a reconciliation from earnings from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	April 1, 2023	April 2, 2022
For the quarter ended	$	$
Earnings from continuing operations	1,377	1,002
Income tax expense (benefit)	(4,686)	187
Interest expense, net	5,812	2,530
Other expense, net	35	287
Total segment operating income	2,538	4,006
Depreciation and amortization	9,998	9,413
Stock-based compensation	3,892	1,629
Start-up costs(a)	6,425	440
Business development costs(b)	731	183
Adjusted EBITDA	23,584	15,671

(a) For the first quarter of 2023, start-up costs mainly related to the ramp-up of production at our new plant-based beverage facility in Midlothian, Texas, which were recorded in cost of goods sold ($5.8 million) and SG&A expenses ($0.6 million). For the first quarter of 2022, start-up costs mainly related to the hiring and training of new employees for the Midlothian facility, together with the integration of the Dream and West Life brands, which were recorded in cost of goods sold and SG&A expenses.

(b) For the first quarters of 2023 and 2022, business development costs were recorded in SG&A expenses.

Adjusted Revenues

The following table presents adjusted revenues by segment and consolidated, together with a reconciliation from reported revenues. Adjusted revenues excludes revenues of the Company's former sunflower business, which was divested in October 2022.

		Divested
	Reported	Sunflower	Adjusted
	Revenues	Business	Revenues
First Quarter of 2023	$	$	$
Plant-Based Foods and Beverages	129,350	-	129,350
Fruit-Based Foods and Beverages	94,530	-	94,530
Consolidated	223,880	-	223,880

First Quarter of 2022
Plant-Based Foods and Beverages	135,511	(17,163)	118,348
Fruit-Based Foods and Beverages	104,662	-	104,662
Consolidated	240,173	(17,163)	223,010

Change $
Plant-Based Foods and Beverages	(6,161)	17,163	11,002
Fruit-Based Foods and Beverages	(10,132)	-	(10,132)
Consolidated	(16,293)	17,163	870

Change %
Plant-Based Foods and Beverages	-4.5%	-100.0%	9.3%
Fruit-Based Foods and Beverages	-9.7%	-	-9.7%
Consolidated	-6.8%	-100.0%	0.4%